EXHIBIT 10.1

[ENERSYS LETTERHEAD]

HOWARD I. HOFFEN
Chairman -- Compensation Committee

June 19, 2006

Mr. John D. Craig

Dear John:

With reference to your employment agreement (the "Employment Agreement") with EnerSys Delaware Inc., f/k/a Yuasa, Inc., (the "Company"), dated November 9, 2000, and related document pursuant to which you are currently employed as Chairman, President & Chief Executive Officer of EnerSys and the Company, we confirm that your salary as set forth in Section 3 of the Employment Agreement is increased to $783,000.00, effective as of April 1, 2006.

Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

ENERSYS

By: /s/ Howard I. Hoffen

Howard I. Hoffen
Chairman -- Compensation Committee

HIH:jls